Exhibit 5.1

November 17, 2004

Tempur-Pedic International Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Re: 462(b) Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 to which this letter is attached as Exhibit 5.1 (the “462(b) Registration Statement”) filed by Tempur-Pedic International, Inc. (the “Company”) with the Securities and Exchange Commission (“Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (“Securities Act”) and relating to the registration under the Securities Act of an additional 1,150,00 shares of the Company’s common stock, par value $0.01 per share (the “Additional Shares”). The Rule 462(b) Registration Statement to be used for the offer and sale of the Additional Shares is filed with the Commission in connection with the offering described in the Registration Statement on Form S-1 (Registration No. 333-120151) filed with the Commission on November 2, 2004, as amended, which was declared effective by the Commission on November 17, 2004 (the “Initial Registration Statement”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Additional Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Initial Registration Statement, by and among the Company and the underwriters named therein (the “Underwriting Agreement”), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Additional Shares will be sold and transferred only upon the payment therefore as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, when the 462(b) Registration Statement becomes effective, upon which our opinion is expressly conditioned, we are of the opinion that the Additional Shares have been duly authorized, and, in the case of those Additional Shares to be issued upon exercise of outstanding stock options, when such Additional Shares are issued and paid for in accordance with the terms of the option agreements, will be validly issued, fully paid, and non-assessable, and all other Additional Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP